Exhibit 99.2
Seppala to Succeed Russo in Greenville Division
Mt. Pleasant, Michigan, November 16, 2015 - Steven D. Pung, President of Isabella Bank, announced the appointment of David Seppala to the Greenville Division President position effective December 5, 2015 following the retirement of Richard Russo. In his new role, Dave will be responsible for the day-to-day management and community development for the Greenville, Six Lakes, and Stanton offices.
Dave joined Isabella Bank in 2009 and has 31 years of combined banking experience. He earned his undergraduate degree from Central Michigan University (CMU) and attended the University of Wisconsin’s Graduate School of Banking and the Dale Carnegie Executive Development Program. He is also a past recipient of the Small Business Administration (SBA) 504 Lender of the Year award from the Economic Development Foundation in Grand Rapids.
In addition to his professional achievements, Dave volunteers his time to serve the community. He is the current treasurer and a board member for the United Way of Montcalm and Ionia Counties. In addition, he has also served in leadership roles for the United Way of Muskegon, Manistee Downtown Development Authority, Lakeshore 504 Board of Directors, Risk Management Association of West Michigan, and Junior Achievement. He and his wife, Michelle, live with their family in Greenville.
Isabella Bank has 29 locations throughout seven Mid-Michigan counties and is a wholly owned subsidiary of Isabella Bank Corporation (OTCQX: ISBA). Isabella Bank Corporation has $2.30 billion in assets under management and more than 400 employees. For the past two years, the Corporation has been recognized on the Detroit Free Press list of “Top 100 Workplaces.” To learn more, visit www.isabellabank.com.

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.